UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Briggs & Stratton Corporation

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BRIGGS & STRATTON CORPORATION

12301 WEST WIRTH STREET

WAUWATOSA, WISCONSIN 53222

Notice of Annual Meeting of Shareholders

The Annual Meeting of Shareholders of BRIGGS & STRATTON CORPORATION, a Wisconsin corporation, will be held at The Hotel at Auburn University, 241 South College Street, Auburn, AL 36830 on Wednesday, October 19, 2011, at 9:00 a.m. Central Daylight Time, for the following purposes:

(1)	To elect three directors to serve for three-year terms expiring in 2014;

(2)	To ratify the selection of PricewaterhouseCoopers LLP as the company’s independent auditors;

(3)	To hold an advisory vote on executive compensation;

(4)	To hold an advisory vote on the frequency of an advisory vote on executive compensation; and

(5)	To take action on any other matters brought before the meeting appropriate for consideration by the shareholders of a Wisconsin corporation at an annual meeting.

By order of the Board of Directors.

Wauwatosa, Wisconsin

September 9, 2011

ROBERT F. HEATH, Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on October 19, 2011. The Notice of Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com or www.briggsandstratton.com/proxy.

This year we have elected to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders on the Internet. We believe this allows us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Please review the instructions with respect to each of your voting options as described in the Proxy Statement and the Notice.

Your vote is important to ensure that a majority of the stock is represented. You may vote using the Internet or by telephone. If you received a paper copy of the proxy card by mail, you may also vote by signing, dating and mailing the proxy card in the envelope provided.

Proxy Statement

* * * * *

GENERAL INFORMATION

This proxy statement relates to the solicitation of proxies by the Board of Directors of Briggs & Stratton Corporation (“Briggs & Stratton” or the “company”) to be used at the Annual Meeting of Shareholders and any adjournments. The meeting will be held on October 19, 2011 at The Hotel at Auburn University, 241 South College Street, Auburn, AL 36830. Briggs & Stratton’s principal executive offices are located at 12301 West Wirth Street, Wauwatosa, Wisconsin 53222.

On September 9, 2011, we mailed to shareholders of record a notice containing instructions on how to access our proxy statement and annual report on the Internet and on how to vote online. That notice also contains instructions on how you can receive a paper copy of the proxy statement and annual report via the United States mail or an electronic copy via e-mail if you prefer either of those alternatives.

Who Can Vote?

Shareholders of record at the close of business on August 22, 2011 are entitled to notice of and to vote at the meeting. On August 22, 2011, Briggs & Stratton had outstanding 50,588,796 shares of $.01 par value common stock entitled to one vote per share.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules and regulations of the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to each shareholder of record, we may furnish proxy materials, including this proxy statement and the annual report, by providing access to such documents on the Internet. Shareholders will not receive printed copies of the proxy materials unless they request them. Instead, a Notice of Internet Availability was mailed to our shareholders which provides instructions as to how you may access and review all of the proxy materials on the Internet. The notice also instructs you how to submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions in the notice for requesting such materials.

How Do I Vote?

You may vote in person or by properly appointed proxy. You may cast your vote by returning a signed and dated proxy card, or by voting electronically. You have the option to vote by proxy via the Internet or toll-free touch-tone telephone.

Instructions to vote electronically are listed on your notice, proxy card or on the information forwarded by your bank or broker. These procedures are designed to authenticate your identity as a shareholder and to allow you to confirm that your instructions have been properly recorded. If you vote over the Internet, you may incur costs that you will be responsible for such as telephone and Internet access charges. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Daylight Time on October 18, 2011.

You may revoke your proxy by voting in person at the meeting, by written notice to the Secretary, or by executing and delivering a later-dated proxy via the Internet, or by telephone or by mail, prior to the closing of the polls. Attendance at the meeting does not in itself constitute revocation of a proxy. All shares entitled to vote and represented by properly completed proxies timely received and not revoked will be voted as you direct. If no direction is given, the proxies will be voted as the Board of Directors recommends.

How Are Votes Counted?

A majority of the votes entitled to be cast on each matter, represented either in person or by proxy, will constitute a quorum with respect to the matter.

If a quorum exists, the affirmative vote of a majority of the votes represented in person or proxy at the meeting is required for the election of directors, to ratify the selection of independent auditors, and to approve the advisory vote on executive compensation. For purposes of determining the frequency of future advisory votes on executive compensation, the frequency receiving the greatest number of votes – every three years, every two years or every one year – will be considered the frequency approved by shareholders. A vote withheld from the election of directors or an abstention with respect to the ratification of the auditor or the advisory vote on executive compensation will count toward the quorum requirement and will have the effect of a vote against the matter being voted on. An abstention on the advisory vote on the frequency of the advisory vote on executive compensation will not affect the outcome of this proposal.

Broker non-votes will be disregarded for purposes of determining the number of votes cast and will have no effect on the outcome of the vote. Brokers and other nominees do not have discretionary authority to vote shares in the election of directors or concerning executive compensation matters without instructions from the beneficial owner of the shares. Brokers do have discretionary authority to vote shares on the ratification of the appointment of the independent auditors without instructions from the beneficial owner.

Who Pays For This Proxy Solicitation?

Briggs & Stratton pays for the cost of solicitation of proxies. Solicitation is made primarily by mail. Some solicitation may be made by regular Briggs & Stratton employees, without additional compensation, by telephone, facsimile, or other means of communication, or in person. In addition, Briggs & Stratton has retained Alliance Advisors, LLC to assist in its proxy solicitation efforts, at a fee anticipated not to exceed $6,500 plus reasonable out-of-pocket expenses.

What If Other Matters Come Up At The Annual Meeting?

The matters described in this proxy statement are the only matters we know will be voted on at the annual meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares as they see fit.

I. SHAREHOLDER VOTES

ITEM 1: ELECTION OF DIRECTORS

The Board of Directors of Briggs & Stratton is divided into three classes. The term of office of each class ends in successive years. Three directors are to be elected to serve for a term of three years expiring in 2014. Six directors will continue to serve for terms that expire in 2012 or 2013. All directors are elected subject to the Bylaw restriction that they may not serve beyond the annual meeting following attainment of age 72.

The Nominating & Governance Committee seeks director nominees who are diverse with respect to their backgrounds, knowledge, experience, expertise, perspectives, age, gender and ethnicity. When selecting director candidates and nominees, the Nominating & Governance Committee determines the mix of experience, qualifications, attributes and skills desired for the entire Board, reviews how current directors satisfy such criteria, determines the experience, qualifications, attributes and skills which will best complement current directors, and uses those criteria to identify director candidates and select nominees.

The Nominating & Governance Committee has identified 11 desired criteria with respect to the experience, qualifications, attributes and skills of directors and director nominees. These criteria, which the Committee may modify from time to time to accommodate the evolving nature of the company’s business and external environment, are CEO experience, financial expertise, international experience, operations experience, executive compensation expertise, regulatory expertise, retail experience, marketing experience, diversity with respect to age, gender and ethnicity, strategy development experience, and experience or expertise with respect to organizational or human resource matters. Additional information about the Committee’s director selection criteria and procedures is contained in the Corporate Governance section of this proxy statement.

During fiscal year 2011, the Committee retained a third-party search firm to assist in the identification and evaluation of new Board members. Patricia L. Kampling was recommended as a director candidate to the Committee by the search firm. After applying the criteria identified above, on the recommendation of the Committee the Board of Directors elected Ms. Kampling to succeed David L. Burner as a director in the Class of 2013 effective January 26, 2011 and nominated Michael E. Batten, Keith R. McLoughlin and Brian C. Walker for re-election in the Class of 2014.

The proxies received in response to this solicitation will be voted for the election of the nominees named below. Each nominee’s and continuing director’s experience, qualifications, attributes and skills that qualify him to serve on the Board are stated below. If any nominee is unable to serve, the proxies may be voted for a substitute nominee selected by the Board of Directors.

GENERAL INFORMATION ABOUT THE NOMINEES

Name, Age, Principal Occupation and Directorships for Past Five Years	Year First Became a Director

Nominees for Election at the Annual Meeting (Class of 2014):

MICHAEL E. BATTEN, 71 (3) (5)	1984

Chairman and Chief Executive Officer of Twin Disc, Incorporated, a manufacturer of power transmission equipment. Director of Twin Disc, Incorporated and Walker Forge, Inc. Previously a director of Sensient Technologies Corporation 1980-2006.

Mr. Batten is a sitting CEO and has experience and expertise in international business, operations, executive compensation, strategy development, and organizational and human resource matters. He has been CEO of a public company for 28 years and the chairman of a public company for 22 years. He has experience serving as a director of four public companies in addition to Briggs & Stratton. Such extensive experience and expertise are valuable in Mr. Batten’s role as lead independent director of the company, Chairman of the Nominating & Governance Committee, and a member of the Executive Committee. Mr. Batten received an M.B.A. degree from the Harvard Business School.

KEITH R. McLOUGHLIN, 55 (5)	2007

President and Chief Executive Officer of AB Electrolux, a manufacturer of major home appliances. Chief Operations Officer Major Appliances 2009-2010. President, Electrolux Home Products North America and Latin America 2004-2009.

Mr. McLoughlin is a sitting CEO and has experience and expertise in international business, operations, selling to large retail stores, marketing, strategy development, and organizational and human resource matters. He is chief executive officer of a large international business that manufactures home appliances. His prior work experience includes general management responsibilities in an international consumer goods company. Mr. McLoughlin’s experience as head of an original equipment manufacturing business and managing consumer goods in international markets enables him to provide useful insights to other directors and management on issues concerning sales, marketing and operations. He received a B.S. in Engineering from the United States Military Academy and attended a training program for directors of public companies titled “Corporate Governance Essentials for Directors” sponsored by the Wharton School of the University of Pennsylvania.

Footnotes (1), (2), (3), (4) and (5) are on page 9.

Name, Age, Principal Occupation and Directorships for Past Five Years	Year First Became a Director

BRIAN C. WALKER, 49 (1) (2) (3)	2002
President and Chief Executive Officer of Herman Miller, Inc., a global provider of office furniture and services. Director of Herman Miller, Inc.

Mr. Walker is a sitting CEO and has experience and expertise in finance, international business, executive compensation, strategy development, and organizational and human resource matters. He has been CEO of a public company for 6 years, which is an international original equipment manufacturer that, like Briggs & Stratton, employs EVA principles in its incentive compensation plans. Mr. Walker also serves as a director of that company, previously served as its chief operating officer and chief financial officer, and is a member of the Detroit Board of Directors of the Federal Reserve Bank of Chicago. He has been designated as an audit committee financial expert by our Board of Directors, has been a certified public accountant, and received a B.S. in Accounting from Michigan State University. Mr. Walker’s experience enables him to make valuable contributions to Board discussions concerning the company’s strategy and operations, and his education, expertise and experience in accounting and compensation matters enhance his participation as Chairman of the Compensation Committee and a member of the Audit and Executive Committees.

Footnotes (1), (2), (3), (4) and (5) are on page 9.

The Board recommends a vote FOR each nominee.

ITEM 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected the public accounting firm of PricewaterhouseCoopers LLP as the company’s independent auditors for the current fiscal year ending July 1, 2012. The Committee has directed that management submit the selection of independent auditors for ratification by the shareholders at the annual meeting.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the company’s independent auditors is not required by the Bylaws or otherwise. However, the Committee and Board are submitting the selection of PricewaterhouseCoopers LLP for ratification because they value the shareholders’ views on the company’s independent auditors. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may direct the appointment of a different independent accounting firm at any time during the year if the Committee determines that such a change would be in the best interests of the company and its shareholders.

A representative of PricewaterhouseCoopers LLP will be present at the October 2011 annual meeting. The representative will have the opportunity to make a statement and respond to appropriate questions.

The Audit Committee and Board recommend a vote FOR this proposal.

ITEM 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by SEC rules, we are asking shareholders to approve, on an advisory, non-binding basis, the 2011 compensation awarded to the company’s named executive officers as described in the Executive Compensation section of this proxy statement.

Our executive compensation program is designed to attract, reward and retain talented executives to lead our company in a highly competitive market, while maximizing shareholder returns. We believe that our compensation program, which ties a significant portion of pay to performance, provides competitive compensation to our executives and utilizes components that align the interests of our executives with shareholders. We believe this approach helps make our management team a key driver in the company’s market leadership and financial performance.

Shareholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, beginning on page 16, as well as the Summary Compensation Table and related compensation tables and narratives, which discuss in detail how our compensation policies and procedures operate and are designed to meet our compensation objectives and support achievement of our business goals.

We ask our shareholders to vote on the following resolution at the annual meeting:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation awarded to our named executive officers, as disclosed pursuant to SEC rules, including the Compensation Discussion and Analysis, the compensation tables and related materials included in this proxy statement.

While this vote is advisory and non-binding on the company, the Compensation Committee and Board of Directors will review the voting results and consider shareholder concerns in their continuing evaluation of the company’s compensation program.

The Compensation Committee and Board recommend a vote FOR this proposal.

ITEM 4: ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE

ON EXECUTIVE COMPENSATION

As required by SEC rules, we are asking shareholders to vote, on an advisory, non-binding basis, on how frequently we should present to shareholders an advisory vote on executive compensation. SEC rules require the company to submit to a shareholder vote at least once every 6 years whether advisory votes on executive compensation should be presented every one, two or three years.

Shareholders will specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. After considering the frequency alternatives and the views of shareholders on this matter, the Compensation Committee and Board believe that a one year frequency for conducting an advisory vote on executive compensation is appropriate for the company and its shareholders at this time.

While this vote is advisory and non-binding on the company, the Compensation Committee and Board of Directors will consider the outcome of the vote, among other factors, when making future decisions regarding the frequency of advisory votes on executive compensation.

The Compensation Committee and Board recommend a vote for ONE YEAR on the frequency for conducting the advisory vote on executive compensation.

II. CORPORATE GOVERNANCE

GENERAL INFORMATION ABOUT INCUMBENT DIRECTORS

Name, Age, Principal Occupation and Directorships for Past Five Years	Year First Became a Director
Incumbent Directors (Class of 2013):

WILLIAM F. ACHTMEYER, 56 (2) (5)	2003

Chairman, Managing Partner and Chief Executive Officer of The Parthenon Group LLC, a leading strategic advisory and principal investment firm. Chairman, Managing Partner, President and Chief Executive Officer 2000-2010.

Mr. Achtmeyer is a sitting CEO and has experience and expertise in the fields of international business, executive compensation, marketing, strategy development, and organizational and human resource matters. He is managing partner of a consulting firm that advises numerous companies, including those in consumer, retail and industrial businesses, concerning marketing and distribution strategies, cost improvement programs, mergers and acquisitions, and other subjects. Such experience and expertise enable Mr. Achtmeyer to make valuable contributions to Board deliberations, especially those concerning the company’s strategic plan and annual operating plans. Mr. Achtmeyer received an M.B.A. degree from The Tuck School of Business at Dartmouth and is Chairman of the Board of Overseers at the school.

PATRICIA L. KAMPLING, 52 (1) (4)	2011

President and Chief Operating Officer of Alliant Energy Corporation, a regulated investor-owned public utility holding company. Previously Executive Vice President and Chief Financial Officer 2010-2011. Vice President, Chief Financial Officer and Treasurer 2009. Vice President and Treasurer 2007-2008. Vice President, Finance 2005-2007.

Ms. Kampling is President and Chief Operating Officer of a regulated investor-owned public utility holding company. Her prior work experience includes serving as chief financial officer and treasurer of two companies. Ms. Kampling has expertise in finance, international business, executive compensation, operations, regulatory matters and strategy development. She presently serves on the Board for RMT, a specialized clean energy construction and engineering firm, and the American Transmission Company, the first multi-state, transmission only utility in the United States. Ms. Kampling has been designated as an audit committee financial expert by our Board of Directors. She is a Registered Professional Engineer, has a B.A. in Economics and a B.S. in Engineering, and received her M.B.A.in Finance from the University of Chicago. Ms. Kampling’s experience in finance is valuable as a member of the Audit and Finance Committees.

Footnotes (1), (2), (3), (4) and (5) are on page 9.

Name, Age, Principal Occupation and Directorships for Past Five Years	Year First Became a Director

TODD J. TESKE, 46 (3)	2009

Chairman, President and Chief Executive Officer of Briggs & Stratton. President and Chief Executive Officer 2009-2010. President and Chief Operating Officer 2008-2009. Executive Vice President and Chief Operating Officer 2005-2008. Director of Badger Meter, Inc. and Lennox International Inc.

Mr. Teske is a sitting CEO and has experience and expertise in finance, international business, operations, strategy development, and organizational and human resource matters. He is chairman, president and CEO of the company. Before becoming CEO in January 2010, he served as the company’s president and chief operating officer, president of its power products business, head of corporate development and controller. He is a director of two other public companies. His memberships on the Board and the Executive Committee help ensure the Board is linked to the company’s management and operations. Mr. Teske is a certified public accountant who worked at a public accounting firm before joining the company. He received a Master of Management degree from the Kellogg Graduate School of Management at Northwestern University.

Incumbent Directors (Class of 2012):

JAMES E. HUMPHREY, 65 (2) (5)	2010

Chairman and retired Chief Executive Officer of Andersen Corporation, a window and door manufacturer. Chairman, President and Chief Executive Officer 2008-2009. President and Chief Executive Officer 2003-2008.

Mr. Humphrey is the chairman and past CEO of a large privately-owned business with manufacturing, distribution and sales locations throughout the United States and Canada. Before joining Andersen in 1999, he held various sales and marketing positions in Armstrong World Industries, Inc. and served as President of its Floor Products America Division from 1996 to 1999. He received a B.S. degree from Millikin University. Mr. Humphrey has expertise and experience in sales and marketing, retail businesses, distribution, executive compensation, and organizational and human resource matters. Mr. Humphrey serves his community as a member of the Minnesota Wild Hockey Foundation. He also serves the housing industry via the executive committee of the Harvard Joint Center for Housing.

Footnotes (1), (2), (3), (4) and (5) are on page 9.

Name, Age, Principal Occupation and Directorships for Past Five Years	Year First Became a Director

ROBERT J. O’TOOLE, 70 (1) (3) (4)	1997

Retired. Chairman of the Board and Chief Executive Officer of A.O. Smith Corporation, a diversified manufacturer whose major products include electric motors and water heaters, from 1992-2005. Director of FM Global and A.O. Smith Corporation. Previously a director of Marshall & Ilsley Corporation 2002-2011.

Mr. O’Toole is a retired CEO and has experience and expertise in finance, international business, operations, executive compensation, strategy development, and organizational and human resource matters. He was CEO of a public company for 13 years before his retirement. He has experience serving as a director of four public companies in addition to Briggs & Stratton, serving on the audit committees of two other companies, and serving on board committees focused on investment policy, executive compensation, finance and corporate governance. He received a B.B.A. degree in Accounting from Loyola University, and has been designated as an audit committee financial expert by our Board of Directors. Mr. O’Toole’s education, expertise and experience are valuable as Chairman of the Audit Committee and a member of the Executive and Finance Committees.

CHARLES I. STORY, 57 (3) (4)	1994

President of ECS Group, Inc., an executive development company. President and Chief Executive Officer, INROADS, Inc. 1993-2005. Advisory Director of Regions Bank. Previously a director of ChoicePoint, Inc. 1997-2008 and INROADS, Inc. 1993-2005.

Mr. Story is a former CEO and has experience and expertise in operations, marketing, strategy development, and organizational and human resource matters. He is president of an executive development firm that advises numerous companies, including those in diversified manufacturing, consumer products, banking, insurance, construction, hospitality and healthcare, and previously served as CEO of a human resource consulting firm for 12 years. Mr. Story has been the lead director of a public company, a director of two companies in addition to Briggs & Stratton, and a member of the audit and executive committees of another public company. He has been designated as an audit committee financial expert by our Board of Directors. Mr. Story, an African American, is the former CEO of INROADS. He is Chairman of the Finance Committee and a member of the Executive Committee. He received a B.A. degree in Psychology and Management from Fisk University and a Masters in Public Administration from the University of Tennessee and Tennessee State University (Joint Program).

Committee Memberships:	(1) Audit, (2) Compensation, (3) Executive, (4) Finance,
(5) Nominating & Governance.

OTHER CORPORATE GOVERNANCE MATTERS

The Board of Directors is responsible for overseeing the affairs of the company for the benefit of shareholders. The Board has approved charters for the Audit, Compensation, Finance and Nominating & Governance Committees that are reviewed annually by each committee, corporate governance guidelines, a code of business conduct and ethics applicable to all directors, officers and employees, standards for determining the independence of directors, and stock ownership guidelines. These documents are available in the Investor Relations section of the company’s website (www.briggsandstratton.com). Printed copies are available upon request to the Secretary.

Director Selection Criteria. The Nominating & Governance Committee recommends nominees for director whose background, knowledge, experience, expertise and perspective will complement the qualifications of other directors and strengthen the Board. Nominees must meet the following minimum criteria:

•	A strong commitment to integrity

•	Common sense and good judgment

•	Relevant professional or business knowledge

•	A record of accomplishment in prior positions

•	The time and interest to attend and participate in Board meetings

Director Independence. A majority of directors must meet the criteria for independence established by the Board in accordance with the rules of the New York Stock Exchange. A director will not qualify as independent unless the Board determines that the director has no material relationship with the company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the company. On the recommendation of the Nominating & Governance Committee, the Board has adopted the following categorical standards to form the basis for the Board’s independence determinations.

•

The Board makes determinations of director independence based on all relevant facts and circumstances concerning a director’s relationships with the company, including commercial, banking, consulting, charitable and family relationships. The Board shall not consider a director to be independent if the director has a relationship with the company that prevents independence under the NYSE rules.

•

The following commercial and charitable relationships will be considered to be immaterial relationships that do not impair a director’s independence: (1) the director or an immediate family member is an officer, employee, partner or significant owner of a company or organization that makes payments to, or receives payments from, Briggs & Stratton for property or services in an amount which, in any single fiscal year, is less than the greater of $500,000 or 1% of such other company’s consolidated gross revenues, and (2) the director is an officer, director or trustee of a charitable organization which receives contributions from Briggs & Stratton and the Briggs & Stratton Corporation Foundation, Inc. that aggregate less than the greater of $500,000 or 1% of such organization’s consolidated gross revenues in any single fiscal year out of the preceding three fiscal years.

In August 2011, the Nominating & Governance Committee and the Board evaluated the relationships between each director and the company and determined that Messrs. Achtmeyer, Batten, Humphrey, McLoughlin, O’Toole, Story and Walker and Ms. Kampling are independent. Additionally, David L. Burner, who retired as a director on January 26, 2011, was previously determined to be an independent director. The Committee and the Board have also determined that Messrs. O’Toole and Walker and Ms. Kampling meet the requirements established by the U.S. Securities and Exchange Commission for independence of audit committee members.

Director Selection Procedures. The Nominating & Governance Committee selects director nominees in accordance with the following procedures:

•	Review the experience, qualifications, attributes and skills of existing Board members

•	Determine the experience, qualifications, attributes and skills desired in new director(s)

•	Solicit suggestions from the Chief Executive Officer and directors on potential candidates

•	Consider candidates recommended by security holders

•	Retain search consultant as needed to identify candidates

•	Evaluate experience, qualifications, attributes and skills of all candidates recommended for consideration

•	Contact preferred candidate(s) to assess their interest

•	Interview preferred candidate(s) to assess their experience, qualifications, attributes and skills

•	Recommend candidate(s) for consideration by the Board

The Committee will consider recommendations from shareholders concerning the nomination of directors. Recommendations should be submitted in writing to the Secretary of the company and state the shareholder’s name and address, the name and address of the candidate, and the experience, qualifications, attributes and skills of the candidate. Recommendations must be received no later than 120 calendar days preceding the date of release of the prior year’s proxy statement. The direct nomination of a director by shareholders must be made in accordance with the advance written notice requirements of the company’s Bylaws. A copy of the Bylaws may be obtained from the company’s Secretary. For consideration at the 2012 annual meeting, direct nominations must be received by the Secretary no earlier than July 1, 2012 and no later than July 26, 2012.

Leadership Structure. The Board believes it is important to maintain flexibility to choose the leadership structure that is best able to meet the needs of the company and its stockholders based on circumstances that exist at the time and the qualifications of available individuals.

The Chairman of the Board is Mr. Teske, who also serves as President and CEO of the company. The Board currently believes that the company and its stockholders are best served by having Mr. Teske fill both the Chairman and CEO positions. He is most familiar with the business and its challenges, and is best situated to set agendas and lead discussions in Board meetings on matters affecting the company’s business. Also, Mr. Teske has extensive knowledge of the company’s strategy, operations and financial condition, which positions him to best identify matters for Board review and discussion. In addition, the combined role of Chairman and CEO centralizes leadership in one individual. This circumstance prevents ambiguity about accountability and the possibility that two leaders might communicate different messages.

The lead independent director is Mr. Batten. He was selected by the Board based on his years of experience as the Chairman and CEO of another public company, as a director of Briggs & Stratton and other public companies, and as a past member of several of the Board’s committees. As lead independent director, Mr. Batten (1) presides at all meetings of the Board at which the Chairman is not present, including executive sessions of independent directors, (2) serves as liaison between the Chairman and the independent directors, (3) approves information sent to the Board, (4) approves meeting agendas for the Board, (5) approves meeting schedules to assure that there is sufficient time for discussion of all agenda items, (6) has the authority to call meetings of the independent directors, and (7) if requested by major shareholders, ensures that he is available for consultation and direct communications.

The chairmen of the Audit, Compensation, Finance and Nominating & Governance Committees are, respectively, Messrs. O’Toole, Walker, Story and Batten. Each chairman was selected because he is independent, has served as a member of the Board for a substantial number of years, and has expertise in areas related to the subject matter of the committee he chairs. Committee chairmen, as well as committee members, are nominated by the Nominating & Governance Committee and appointed by the Board. The Executive Committee has no chairman. Its ex officio members are the CEO and the chairmen of the Audit, Compensation, Finance and Nominating & Governance Committees.

Board Oversight of Risk. The Board of Directors has overall responsibility for risk oversight with a focus on the most significant risks facing the company with respect to its strategy, operations, financial reporting and legal compliance. Every six months, and more frequently if required, the Board reviews with management the company’s strategy, and the Finance Committee reviews a list of key risks affecting strategy, operations, reporting and compliance, the status of those risks, and how those risks are being managed.

Periodically throughout the year, the committees to which the Board has delegated responsibility devote part of their regular meetings to the review and discussion of specific risk topics in greater detail, and each committee reports on its activities to the full Board at each regular meeting of the Board. More specifically:

The Audit Committee oversees the company’s risk policies and processes relating to financial statements, financial reporting, credit, liquidity and legal compliance. As part of its risk oversight role, the committee receives periodic reports from the company’s Director of Internal Audit and the General Counsel, receives an annual report on the status of the company’s Integrity Program from the chairman of its Steering Committee, and receives periodic reports on any reported complaint reported under the Integrity Program concerning an accounting, internal accounting control or auditing matter.

The Compensation Committee oversees risks associated with the company’s management succession plan and compensation structure. It reviews the management succession plan annually, and periodically engages an independent compensation consultant to review and make recommendations concerning the structure of executive compensation. Earlier this year, the Committee also reviewed a report on compensation-related risk prepared by the company’s internal audit staff.

The Finance Committee reviews the company’s insurance and risk management programs, including programs on financial risk such as the use of hedging and derivatives.

The Nominating & Governance Committee oversees risks related to the company’s governance structure and related person transactions involving directors.

Board Meetings. The Board has regularly-scheduled quarterly meetings, each of which ends with the independent directors of the Board meeting in executive session, and special meetings. The Chairman of the Board presides at the regularly-scheduled Board meetings and special meetings, and the lead independent director presides at the executive sessions. In fiscal year 2011, the Board held 4 regular meetings, 4 executive sessions of independent directors and no special meeting.

Meeting Attendance. Directors are expected to attend the annual meeting of shareholders and all regularly-scheduled Board meetings. All directors attended the October 2010 annual meeting of shareholders, except for Mr. Burner who retired from the Board in January 2011. All directors attended at least 75% of all meetings of the Board and the committee(s) on which he or she served during fiscal year 2011.

Board Committees. The Board has established five committees to assist it in fulfilling its responsibilities. Members of the Executive Committee are the CEO and the chairs of each of the four standing Board committees. Members of the other Board committees are nominated by the Nominating & Governance Committee and appointed by the Board.

Audit Committee. The Audit Committee is composed of Messrs. O’Toole (chair) and Walker and Ms. Kampling. Each member of the Committee has been determined by the Board to be independent under the rules of the SEC and NYSE and to be an audit committee financial expert under SEC rules. The Committee held 8 meetings during fiscal year 2011.

The Audit Committee is a separately designated committee of the Board, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee’s primary duties and responsibilities are to (1) monitor the integrity of the company’s financial statements and review with the independent accountants the audited financial statements and their report, (2) retain independent public accountants to audit the company’s books and accounts, (3) oversee the independence and performance of the company’s internal and external auditors, (4) review and approve non-audit services performed by the independent public accountants, (5) review the accountants’ recommendations on accounting policies and internal controls, (6) review internal accounting and auditing procedures, and (7) monitor the company’s compliance with legal and regulatory requirements, including compliance by and the grant of any waivers to directors, officers and employees with respect to the company’s code of business conduct and ethics. The Committee may delegate pre-approval authority concerning audit and non-audit services to the chair of the Committee, which if exercised shall be reported to the Committee at its next scheduled meeting.

Compensation Committee. The Compensation Committee is composed of Messrs. Walker (chair), Achtmeyer and Humphrey. Each member of the Committee has been determined by the Board to be independent under the rules of the NYSE. The Committee held 5 meetings during fiscal year 2011.

The Compensation Committee (1) reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance and sets the CEO’s compensation, (2) reviews and sets the salaries of all other executive officers, (3) reviews and recommends to the Board the adoption or amendment of compensation and benefit plans and programs maintained for the executive officers and other key employees, (4) administers the company’s incentive compensation plans for senior executives, (5) periodically reviews the structure of executive compensation and makes recommendations to the Board as required to maintain the alignment of compensation with the company’s strategy and mitigate any compensation-based risk, (6) reviews the company’s management succession plan, (7) reviews and recommends to the Board the compensation of directors, and (8) prepares an annual report on executive compensation for inclusion in the proxy statement.

The Committee reviews director compensation with its compensation consultant every two years at the Committee’s October meeting. The Committee makes recommendations to the Board based on data provided by its compensation consultant and recommendations from the consultant and the CEO. The Committee reviewed director compensation in October 2009 and, based on the Committee’s recommendation, the Board of Directors decided not to modify the compensation provided to nonemployee directors at that time. An explanation of the compensation provided to nonemployee directors is located below.

Finance Committee. The Finance Committee was established by the Board in January 2011. It is composed of Messrs. Story (chair) and O’Toole and Ms. Kampling. Each member of the Committee has been determined by the Board to be independent under the rules of the NYSE. The Committee held one meeting during fiscal year 2011.

The Finance Committee (1) reviews the capital structure of the company and its subsidiaries, (2) reviews the company’s financial plan and treasury operations, (3) reviews significant tax matters, (4) reviews the company’s annual operating plan and approves capital expense budgets, (5) oversees the company’s policies on dividends and share repurchases, (6) reviews the company’s insurance and risk management programs, (7) reviews the financial terms of investments, acquisitions and divestitures, and (8) monitors the financial condition of the company’s retirement plans.

Nominating & Governance Committee. The Nominating & Governance Committee is composed of Messrs. Batten (chair), Achtmeyer, Humphrey and McLoughlin. Each member has been determined by the Board to be independent under the rules of the NYSE. The Committee held 7 meetings during fiscal year 2011.

The Nominating & Governance Committee (1) proposes to the Board a slate of nominees for election by the shareholders at the annual meeting and recommends prospective director candidates in the event of the resignation, death or retirement of directors or change in Board composition requirements, (2) reviews candidates recommended by shareholders for election to the Board, (3) develops plans regarding the size and composition of both the Board and Committees, and (4) monitors and makes recommendations to the Board concerning corporate governance matters.

Executive Committee. The Executive Committee is composed of Messrs. Batten, O’Toole, Story, Walker and Teske. The Committee is authorized to exercise the authority of the Board in the management of the business and the affairs of the company between meetings of the Board, except as provided in the Bylaws. The Committee held 4 meetings during fiscal year 2011.

Communication with Directors. The Board has established a process for interested parties to communicate with the Board, its non-management directors as a group or its lead independent director. Such communications should be addressed to the Secretary of the company, who will forward the communication directly to the lead independent director.

Stock Ownership Guidelines. Nonemployee directors are required to hold shares of the company’s common stock with a value equal to five times the annual cash retainer paid to the director. Directors whose holdings are below this amount satisfy the guidelines by deferring their annual stock grants until retirement from the Board of Directors. Compensation for serving as the lead director, a committee chair or a committee member is excluded. All directors comply with the guidelines.

DIRECTOR COMPENSATION

Each nonemployee director receives an annual retainer of $150,000, of which $75,000 is payable in cash and $75,000 is payable in the company’s common stock. In addition, the lead independent director receives $20,000 in cash annually, the chairs of the Audit, Compensation, Finance and Nominating & Governance Committees receive $10,000 in cash annually, and each member of the Audit Committee receives $5,000 in cash annually. In fiscal year 2011, the compensation that was paid for serving as committee chairs and members was payable in stock rather than cash.

The common stock grant is credited to the director’s account in the Deferred Compensation Plan for Directors. Stock granted prior to September 1, 2011 is distributed following the director’s retirement from the Board. For stock granted on or after September 1, 2011 to a director who has achieved the stock ownership guidelines, the stock will be distributed one year after the grant date unless the director elects to defer distribution to a later date. For stock granted on or after September 1, 2011 to a director who has not yet achieved the stock ownership guidelines, the stock will be distributed following the director’s retirement from the Board.

In addition, under the Plan a nonemployee director may elect to defer receipt of all or a portion of his or her director’s cash and stock compensation until any date but no later than the year in which the director attains the age of 73 years. Participants may elect to have cash deferred amounts (i) credited with interest quarterly at 80% of the prevailing prime rate, or (ii) converted into deferred stock based on the deferral date closing price of the company’s common stock. Any balance of deferred shares in a director’s account is credited with an amount equivalent to any dividend paid on the common stock, which will be converted into additional deferred shares. The portion of a director’s annual retainer that was automatically deferred in common stock is distributed in stock. Voluntary deferrals into a cash account are distributed in cash, and voluntary deferrals into a deferred stock account are distributed in cash or stock at the election of a director.

Nonemployee directors are provided with $150,000 of coverage under Briggs & Stratton’s Business Travel Accident Plan while on corporate business. Nonemployee directors are encouraged to use company products to enhance their understanding and appreciation of the company’s business. Each such director may purchase at retail up to $10,000 annually of company products and products powered by the company’s engines. The company reimburses directors for the purchase price of these products. The amount of the reimbursement is included in the director’s taxable income.

The following table shows the compensation paid by the company in fiscal year 2011 to each nonemployee director. Note that Mr. Shiely’s compensation includes fees he received for serving as Chairman of the Board from July to October 2010 and stock awards he received in August 2010 attributable to his service as CEO of the company. Detailed information about Mr. Shiely’s compensation arrangements is located on pages 29 and 30 of the company’s 2010 proxy statement.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($) (g)	Total ($) (h)
W.F. Achtmeyer	$75,000	$75,000	$0	$0	0	$2,054	$152,054
M.E. Batten	85,000	82,500	0	0	0	1,496	168,996
D.L. Burner	56,250	82,500	0	0	0	9,279	148,029
J.E. Humphrey	75,000	0	0	0	0	0	75,000
P.L. Kampling	37,500	0	0	0	0	0	37,500
K.R. McLoughlin	75,000	75,000	0	0	0	176	150,176
R.J. O’Toole	75,000	90,000	0	0	0	1,496	166,496
J.S. Shiely	39,583	957,720	884,669	0	0	111,076	1,993,048
C.I. Story	75,000	80,000	0	0	0	1,496	156,496
B.C. Walker	75,000	80,000	0	0	0	1,056	156,056

Column (c): Each nonemployee director is granted deferred stock. Directors held the following shares of deferred stock under the Deferred Compensation Plan for Directors at the end of fiscal year 2011: Messrs. Achtmeyer 14,629 shares, Batten 16,092 shares, McLoughlin 14,629 shares, O’Toole 17,555 shares, Story 15,604 shares, and Walker 15,604 shares. Mr. Shiely received 3,112 shares under the Deferred Compensation Plan for Directors and 49,860 shares as a retired employee under the Incentive Compensation Plan. The grant date fair value of the award for Mr. Shiely under the Deferred Compensation Plan was $56,250, and the grant date fair value of the award under the Incentive Compensation Plan was $900,970. At the end of fiscal year 2011, he held 187,206 unvested deferred shares.

Column (d): Outstanding option awards held by the above directors are: Messrs. Achtmeyer 18,000 shares, Batten 22,000 shares, Burner 22,000 shares, McLoughlin 4,000 shares, O’Toole 22,000 shares, Story 22,000 shares, and Walker 22,000 shares. Mr. Shiely has outstanding option awards received as an employee under the Incentive Compensation Plan of 1,445,470 shares. The assumptions used in valuing option awards are stated on page 27 of this proxy statement.

Column (g): Includes payments made to each director to reimburse the purchase of company products. Mr. Shiely’s other compensation includes life insurance premiums ($29,800) and dividends on deferred stock ($81,276) awarded while an employee under the Incentive Compensation Plan.

III. EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors consists of three directors, each of whom has been determined by the Board to be independent under the rules of the New York Stock Exchange.

Management of the company prepared the following Compensation Discussion and Analysis (“CD&A”) for fiscal year 2011. The Committee reviewed and discussed the CD&A with management and the Board of Directors.

Based on the review and discussions with management, the Committee recommended to the Board of Directors that the CD&A be included in this proxy statement.

Brian C. Walker, Chairman

William F. Achtmeyer

James E. Humphrey

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Performance and Compensation

Company Performance

•	The company’s net sales, adjusted net income and cash on hand improved

•	The company’s EVA was $9.6 million above the target for the year

•	The company’s stock returned 20% annually over three years and 19% over one year

CEO Compensation

During Mr. Teske’s first full year as CEO –

•	75% of the CEO’s target cash and equity compensation was at risk

•	The CEO’s annual salary was slightly below the 50th percentile of comparator group companies

•	The CEO’s annual cash award was moderately above the 50th percentile

•	The CEO’s equity awards were slightly above the 50th percentile

Compensation Objectives, Elements and Features

Objectives

•	Attract and retain executives who perform at a high level

•	Determine total compensation based on comparator group companies

•	Link cash awards to achievement of the company’s annual operating plan

•	Provide strong financial incentives for executives to increase shareholder value

Elements

•	Annual salaries and cash awards

•	Three types of equity awards (options, restricted/deferred stock and performance shares)

•	Retirement and deferred compensation plans

•	Employment and change of control agreements

Features

•	Set annual salaries and target incentive awards based on comparator group data

•	Include shareholder-friendly provisions in incentive awards, including

•	Option exercise prices set 10% above the stock price on the award date

•	Options aren’t exercisable for 3 years and expire 5 years after the award date

•	Performance shares have a 3 year performance period

•	Restricted and deferred stock doesn’t vest for 5 years

•	Annual burn rate for equity awards of 2.2% over the past 3 years

•	Cash and equity awards are subject to clawback rights

•	Change of control agreements for new officers have double triggers and no tax gross-ups

Compensation Decisions

•	A $400,000 post-retirement death benefit was eliminated for new officers

•	EVA targets were set based on the annual operating plan

•	The Bonus Bank was eliminated to match competitive conditions

•	The range of cash awards was compressed so the maximum is 2x the target award

•	Performance shares were established as a new type of equity award

•	Stock ownership guidelines were revised and increased

Company, Division and Stock Performance

Net sales, adjusted net income and cash on hand improved in fiscal year 2011. Net sales increased from $2.03 billion to $2.11 billion, adjusted net income increased from $55.3 million to $63.2 million, and cash on hand increased from $116.6 million to $209.6 million. These improvements, which occurred despite a difficult market environment, demonstrate the strength of our business.

Note that the adjusted net income measure used in the preceding paragraph is a financial measure that is not based on Generally Accepted Accounting Principles (“GAAP”), which the company uses to prepare its financial statements. The company believes that the use of adjusted net income when comparing the company’s financial performance for 2011 to 2010 aids investors in understanding the magnitude of the improvement in earnings between years due to recurring operations. If the GAAP financial measure of net income is used to compare 2011 to 2010, the company’s net income declined by $12.3 million from $36.615 million to $24.355 million. The inclusion of non-GAAP financial measures is intended to supplement, not replace, the presentation of financial results in accordance with GAAP. The following table reconciles the GAAP measure of net income to the non-GAAP measure of adjusted net income.

Reconciliation to Non-GAAP Financial Measure

(In Millions)

	2011	2010
Net Income (Loss)	$24.355	$36.615
Tax effected charges to reported net income
Goodwill Impairment Charge	34.323	—
Organization Changes Charge	2.158	—
Debt Redemption Costs	2.396	—
Litigation Settlement	—	18.666

Adjusted Net Income	$63.232	$55.281

The company’s target Economic Value Added (“EVA”) for fiscal year 2011 was negative $64.6 million, an improvement of $30.1 million over the target for the prior year. The target EVA for the Engines Group was $3.4 million, and the target EVA for the Products Group was negative $59 million. EVA is net operating profit of the company or a division after taxes less a capital charge.

The company’s actual EVA for fiscal year 2011 was negative $55.0 million. The actual EVA was $28.1 million for the Engines Group and negative $83.1 million for the Products Group. These results produced a company performance factor of 1.27, an Engines Group performance factor of 1.71, and a Products Group performance factor of 0.2 under the Economic Value Added Incentive Compensation Plan (the “EVA Plan”).

Several components had a significant impact on the financial results noted above. The engines and international businesses performed well, but sales in the U.S. of certain types of lawn and garden equipment were less than last year. Products affected by this trend included pressure washers and walk behind, ride and residential zero turn radius mowers. Concerning expenses, the cost of commodities used to manufacture products increased, and the company recorded a non-cash charge against income in order to remove from the balance sheet goodwill that was associated with acquisitions the company completed in 2001 and 2004.

The company’s stock returned 20% annually over the past three years and 19% over the past year. The median for companies in the Capital Goods Index for these periods was 6% and 41%. The Capital Goods Index was selected for comparison because it is a broad index, includes manufacturing companies and is used by some investors and advisory firms to assess stock price performance. The returns were calculated by adding stock price appreciation and dividends paid during the relevant period. The one year calculation for the company used an opening price of $17.10/share on July 1, 2010 and a closing price of $19.86/share on June 30, 2011. If the opening and closing share prices had been calculated based on the first and last business days of the company’s fiscal year (June 28, 2010 and July 1, 2011), the total shareholder return over the past year would have been 11%.

Executive Performance and Compensation

Executive Performance

Since his appointment as CEO in January 2010, Mr. Teske led the company in achieving strong financial results. In addition, he led the development of a new long-term strategy for the company, reorganized the company’s business segments to align the organization with the strategy, decided to invest in enhanced research and development processes to improve innovation and technology, and continued to build the company’s capability to expand globally.

Mr. Rodgers, the company’s chief financial officer, successfully completed a debt refinancing on favorable terms, strengthened the ability of the finance function to support the company’s global strategy, and took action to improve cash flow. Mr. Savage oversaw the company’s response to various regulatory requirements affecting the Engines Group, led initiatives to improve global learning and employee development, and provided support for global growth initiatives.

As leaders of two of the company’s principal businesses, Messrs. Reitman and Wright focused on improving the ability of their businesses to execute in a challenging environment. Mr. Reitman transitioned successfully to his new role as Senior Vice President for Business Development and Customer Support, providing leadership to the standby generator business and developing customer support initiatives. Mr. Wright improved operating margins in the Engines Group, reduced costs and provided strong support for the company’s global growth initiatives.

Executive Compensation

In August 2010, each executive named in the Summary Compensation Table received stock options equal in value to the executive’s target cash award for fiscal year 2010, and restricted and/or deferred stock equal in value to the executive’s actual cash award for fiscal year 2010.

The equity awards were as follows: Mr. Teske was awarded $734,438 in stock options and $1,223,520 in restricted stock; Mr. Rodgers was awarded $139,960 in stock options and $194,975 in restricted stock; Mr. Savage was awarded $328,600 in stock options and $445,064 in deferred stock; Mr. Reitman was awarded $270,279 in stock options and $364,291 in restricted stock; and Mr. Wright was awarded $264,672 in stock options and $332,488 in restricted stock. The actual number of stock options awarded was determined based on the Black-Scholes value of an option on a share of the company’s stock, as discussed below.

The equity awards to the CEO and other named executives were greater than awards made in prior years, and in most cases the awards exceeded the 50th percentile of comparator group companies. This increase occurred because the company performed well in fiscal year 2010. As a result, the company and the Engines Group had high performance factors for the year, and the cash awards and awards of restricted and deferred stock made in August 2010 were higher than in prior years.

In September 2010, revised annual salaries took effect for the CEO and other executives named in the Summary Compensation Table. The salaries were approved by the Compensation Committee after reviewing market information provided by the Committee’s consultant Meridian Compensation Partners, LLC and recommendations of the CEO (with respect to subordinate executives only). Mr. Teske’s annual salary as CEO was set at $800,000. The salary for Mr. Rodgers was set at $375,000, for Mr. Savage at $414,000, for Mr. Reitman at $339,000, and for Mr. Wright at $340,000. The revised salaries, which reflected increases from prior years ranging from 2% to 7%, were based on maintaining a competitive position with respect to the comparator group as well as recognizing the experience and contribution of each executive.

In August 2011, each executive received a cash award with respect to his performance in fiscal year 2011. The performance factors used to calculate the cash awards were 1.27 for Messrs. Teske, Rodgers, Savage and Reitman, and 1.49 for Mr. Wright. The performance factors for Messrs. Teske, Rodgers, Savage and Reitman were based entirely on the company performance factor, and Mr. Wright’s performance factor was a mix of the factors for the company and the Engines Group. These awards were less than the prior year, but they were above their target levels because the performance factors for the company and the Engines Group for fiscal year 2011 were above 1.0 but not as high as 2010.

Compensation Objectives, Elements and Features

The objectives of the Compensation Committee with respect to executive compensation are to (i) attract and retain key individuals who are important to the continued success of Briggs & Stratton and its operating units, and (ii) provide strong financial incentives, at reasonable cost to the shareholders, for senior management to enhance the value of the shareholders’ investment.

The elements of compensation that the Committee uses to accomplish these objectives include annual salaries, annual incentive cash awards, long-term incentives comprising premium-priced stock options, restricted stock, deferred stock and performance shares, as well as retirement plans, deferred compensation plans, and employment and change of control agreements.

Incentive awards include annual cash awards and equity awards. Targets for annual cash awards are determined based on an executive’s position and annual salary. Equity awards made in August 2010 and prior years included stock options and restricted and deferred stock. As discussed in more detail below, beginning with awards made in August 2011, equity awards will be based on the executive’s position and comparator group data rather than the amount of his or her target cash award and actual cash award, and will include a mix of stock options, restricted and/or deferred stock and performance shares.

The company’s incentive awards are subject to clawback rights. Cash awards can be recovered if a material misstatement of the company’s SEC annual report occurs within three years after the award due to negligence or misconduct. Gains on stock options can be recovered if they are attributable to an exercise that occurred within 12 months after the restated fiscal year. Unvested restricted and deferred stock awards and performance share awards can be forfeited if they were awarded with respect to the restated fiscal year.

The company’s compensation plans are designed generally to ensure tax deductibility of the compensation paid under the plans. This includes compliance with Section 162(m) of the Internal Revenue Code, which limits the company’s tax deduction for an executive’s compensation to $1 million unless certain conditions are met. For fiscal year 2011, all compensation provided to all executives was tax deductible to the company.

Annual Salary

The Compensation Committee determines salaries based on the value of the job and the amount required to attract and retain key executives. The Committee generally targets annual salaries for company officers between the 50th and 75th percentile of a comparable group of companies, with individual salaries based on level of responsibility and individual performance. The Committee reviews salaries at the beginning of each fiscal year and sets revised salaries effective September 1 based on information about comparator group companies.

The Committee conducted a review of total compensation for key executive positions at comparator group companies in August 2010 with the assistance of its compensation consultant Meridian Compensation Partners. Meridian’s study indicated that annual salaries for company executives were close to the 50th percentile for most positions. The companies in the comparator group were drawn from consumer durable, industrial equipment and other manufacturing firms with revenues similar to Briggs & Stratton. These segments were used in order to capture a cross-section of companies that generally reflect the industrial and consumer segments that the company competes with for executive talent. The selected companies were American Axle & Manufacturing, Inc., Ametek, Inc., Andersen Corporation, Ball Corporation, BorgWarner Inc., Brunswick Corporation, Cameron International Corporation, Crane Co., Cummins, Inc., Fleetwood Enterprises, Inc., Flowserve Corporation, Graco, Inc., H. B. Fuller Company, Harley-Davidson Motor Company, Inc., Herman Miller, Inc., JBT Corporation, Joy Global, Inc., Kennametal Inc., Kohler Company, Lennox International, Inc., Manitowoc Company, Inc., Mueller Water Products, Oshkosh Corporation, Polaris Industries Inc., Rockwell Collins, The Scotts Miracle-Gro Company, Stanley Black & Decker Inc., Tenneco Automotive Inc., Valmont Industries, Inc. and Woodward Governor Company.

Incentive Compensation

Annual Cash Awards. Target cash awards are intended to be comparable to opportunities customarily provided by other companies to executives having similar responsibilities. The target cash award for Mr. Teske as CEO was 100% of his annual salary for fiscal year 2011. Target cash awards were 60% of annual salary for the other executives named in the Summary Compensation Table. These targets are consistent with the 50th percentile of the comparator group of companies disclosed above.

Actual cash awards are calculated by comparing the EVA or other performance metric achieved during the performance period to the target for the period, and then multiplying the resulting performance factor by the target award. Performance goals established under the EVA Plan are based on (i) the company’s or operating division’s financial performance as measured by EVA, and (ii) the achievement of performance goals that contribute to the long-term consolidated financial results of the company. EVA is a key measurement in the company’s cash award plan because EVA is correlated with increases in shareholder value over time.

The capital charge used in the EVA Plan changes from year to year based on the company’s cost of capital. For fiscal year 2011, the cost of capital was 8.8%, which was the weighted average cost to the company of equity (10.18%) and pre-tax cost of debt (5.27%) as of March 2010. For future years, the cost of capital used in the EVA Plan will be fixed at 10%, subject to adjustment up or down if the company’s actual cost of capital changes by 1% or more between years.

Long-term Equity Awards. The value of each executive’s target equity award is intended to be close to the mid-point of awards for comparable positions, based on the same comparator group studies that the Committee uses to determine annual salaries. The target value for the CEO is determined by the Committee based on data provided by Meridian Compensation Partners and other factors such as the CEO’s experience and performance. The target values for the other officers named in the Summary Compensation Table are determined by the Committee based on recommendations made by the CEO and Meridian.

For awards made in August 2010 and prior years, the composition of each equity award included stock options equal in value to the executive’s target cash award and restricted or deferred stock equal in value to his or her actual cash award. For awards made in August 2011, 40% of the value of each equity award was premium-priced stock options, 30% was restricted or deferred stock, and 30% was performance shares. The Committee believes this revised mix of equity encourages performance and alignment with shareholders. Awards are based on both absolute stock price growth and total shareholder return relative to the comparator group.

Stock options encourage a high performance focus and alignment with shareholders since value is only realized if the stock price increases. Stock options include incentive stock options, which are defined under and subject to Section 422 of the Internal Revenue Code, and non-qualified stock options. The number of stock options awarded is determined by dividing the dollar amount of each executive’s target award by the Black-Scholes value of an option on a share of the company’s common stock based on its fair market value on the grant date.

Stock options are premium-priced with an exercise price set 10% above the fair market value of the company’s stock on the date the stock option is granted. Stock options become exercisable three years after the date of grant and expire five years after the grant date, or sooner upon the optionee’s termination of employment for cause, one year following termination of employment due to death, three years following termination due to retirement or disability, or three months after termination of employment for any other reason. Incentive stock options retain their status only if exercised within three months following termination of employment. More information concerning the terms of stock options are contained in the Cash and Stock Awards section of the compensation tables.

Restricted or deferred stock is meant to strengthen the alignment of executives with shareholders, motivate the creation of shareholder value and preserve the value of the company. Restricted and deferred stock awards are valued at the fair market value of the company’s common stock on the grant date and vest five years after the date of grant, except that the vesting date may be accelerated in the case of death or disability or a change in control. The stock does not vest automatically on retirement.

Beginning with equity awards made in August 2011, executives may be awarded performance shares in addition to stock options and restricted or deferred stock. Performance shares are intended to reward executives for superior performance that causes the company’s stock to outperform comparable investments. The terms and conditions of these awards are described below in the Compensation Decisions section of this proxy statement.

Over the past three years, the company awarded 2,245,240 stock options and 1,099,346 shares of restricted or deferred stock to employees and directors. During this same period, the weighted average number of shares outstanding has ranged from 49,572,000 shares to 49,677,000 shares, causing the rate at which the company makes equity awards – its burn rate – to average 2.2% annually during the period. This rate falls between the 50th and 75th percentile of public companies in our comparator group.

Pensions and Other Benefits

Executives participate in a defined benefit retirement plan, supplemental executive retirement plan, tax qualified 401(k) plan, supplemental defined contribution plan, and executive life insurance program. The supplemental plans and life insurance program provide enhanced benefits that are considered necessary to retain executives and maintain aggregate compensation at competitive levels. The principal terms of these plans and program are described below.

Retirement Plans. The company maintains a defined benefit retirement plan covering officers and other employees, except for new employees and employees of subsidiary companies. Under the plan, non-bargaining unit employees located in Wisconsin and other regional plant locations receive an annual pension payable on a monthly basis at retirement equal to 1.6% of the employee’s average of the highest five years of compensation in the last 10 calendar years of service prior to retirement multiplied by the number of years of credited service. Compensation taken into account in determining a pension includes salaries and bonuses. The amount of a pension is offset by 50% of Social Security payments. The Social Security offset is prorated if years of credited service are less than 30.

Company officers also participate in an unfunded plan that supplements benefits under the retirement plan. The supplemental plan provides officers with an additional 0.5% of compensation per year of credited service over that presently payable under the retirement plan. In no event will a pension paid under the above-described plans exceed 70% of the employee’s average monthly compensation as calculated in determining pension benefits.

Supplemental Defined Contribution Plan. Officers and key employees are eligible to participate in a nonqualified defined contribution plan that supplements the company’s 401(k) plan and retirement plans. A participant may defer up to 75% of his or her salary and bonus. The employer matching contribution for such deferrals is 100% of the participant’s first 1% of contributions and 50% of the participant’s next 5% of contributions.

The plan provides for automatic company contributions on behalf of newly-elected officers who are not eligible to participate in the retirement plans. These company contributions are (i) an annual contribution of 2% of the participant’s salary and bonus and (ii) an annual contribution that increases over 20 years from 3% of the participant’s salary and bonus to 8% of the participant’s salary and bonus. The Board of Directors may also authorize a discretionary lump sum company contribution to the account of a participant.

Throughout fiscal year 2011, deferrals and company contributions were credited to book entry accounts. Daily interest accrued on the account balances at an interest rate equal to 80% of the then-current US Bank prime lending rate. Beginning with fiscal year 2012, the same investment elections became available with respect to account balances in the supplemental defined contribution plan as are available in the company’s 401(k) plan. Distributions are made in a single lump sum or 10 annual installments beginning on the later of a participant’s retirement or age 62.

A trust has been established for deposit of the aggregate present value of the benefits provided to officers under the supplemental retirement plan upon a change in control of the company. A separate trust has been established to fund the company’s liabilities to participants in the supplemental defined contribution plan. The assets of each trust are subject to claims of the creditors of the company.

Executive Life Insurance Program. The company provides a death benefit to its officers. The amount of the benefit during employment is 2x annual salary, and the amount after retirement is $400,000. This coverage is consistent with the level of coverage by other companies that offer this benefit. The annual cost to the company for providing the benefit to the executives named in the Summary Compensation Table is approximately $70,000. The company will recover this cost from the cash value of the policy on a covered executive when he retires or dies. The benefit will not be provided to future executives, and the amount of the benefit for current executives will not be increased.

Other Benefits. Each officer of the company may be reimbursed up to $5,000 annually for expenses incurred for personal financial consulting, estate planning and tax preparation.

Agreements with Executives

Employment Agreements. Each officer has a two-year employment agreement with the company. The agreement automatically extends for an additional year each January 1 unless either party gives a 30-day notice that the agreement will not be renewed.

Under the agreement, the officer agrees to perform the duties that may be assigned by the company from time to time. The officer also agrees for a period of two years following termination of employment for any reason to keep company information confidential, not to compete with the company and not to solicit the company’s employees for employment. The company agrees to pay the officer a salary of not less than that of the previous year and to provide fringe benefits that are provided to all other salaried employees in comparable positions. In the event of a termination other than for cause, the officer’s salary and fringe benefits (but not bonus or long-term incentive compensation) are continued for the remaining term of the agreement.

Change of Control Agreements. Each officer has a change of control agreement with the company. The agreement becomes effective upon a defined change of control of Briggs & Stratton, or if the officer’s employment is terminated upon or in anticipation of such a change of control, and automatically supersedes any existing employment agreement. A change of control is defined to mean the acquisition of 20 percent or more of the company’s voting securities by any person in certain circumstances, replacement of a majority of the directors of the company in certain circumstances, shareholder approval and consummation of certain mergers, or a liquidation or sale of the company’s assets.

The change of control agreement ensures the continuation of each officer’s employment following a change of control on a basis equivalent to the officer’s employment immediately prior to such change of terms of position, duties, compensation and benefits, as well as specified payments upon termination following a change of control. If during the employment term (three years from the change of control) the officer is terminated other than for cause or if the officer voluntarily terminates his or her employment for good reason or during a 30-day window period one year after a change of control, the officer is entitled to specified severance benefits. These benefits consist of:

(1)	a lump sum equal to the officer’s accrued salary and bonus for the current year, plus three times the officer’s current annual salary and highest annual bonus (which is the greater of the most recent annual bonus received by the officer and the average of the top three bonuses received by the officer over the past five years),

(2)	the present value of a three-year enhancement of service under the Retirement Plan and Supplemental Executive Retirement Plan,

(3)	continuation of benefits for three years after termination of employment under the company’s welfare benefit plans, including without limitation medical, prescription, dental, disability, salary continuance, employee life, group health, accidental death and travel insurance,

(4)	outplacement services selected by the officer,

(5)	any benefits the officer is eligible to receive under any other plan, program, policy, practice or contract of the company,

(6)	a “gross-up” payment that will reimburse the officer for any amounts paid under federal excise taxes, and

(7)	immediate vesting of all outstanding stock options, restricted stock and deferred stock pursuant to the company’s Incentive Compensation Plan upon a change in control.

Change of control agreements executed after October 14, 2009 are different from these agreements in three respects. The agreements no longer have a provision that permits an officer to receive severance benefits if he or she voluntarily terminates employment during a 30-day window period one year after a change of control. The agreements require that an executive who intends to terminate his or her employment for good reason must provide the company with a written explanation and allow the company 30 days to address the situation. In addition, the agreements provide that the company will reduce the lump sum payment that would be made to an officer to a level that does not invoke the federal excise tax imposed by Section 4999 of the Internal Revenue Code. Change of control agreements with the officers named in the Summary Compensation Table were executed prior to October 2009.

Compensation Decisions

Executive Life Insurance Program

In August 2010, the Compensation Committee reviewed the company’s executive life insurance program. It decided to discontinue the $400,000 post-retirement death benefit for newly-elected officers effective immediately.

Stock Pool

For purposes of qualifying stock awards as performance-based compensation under Section 162(m) of the Internal Revenue Code, the Compensation Committee established a restricted and deferred stock pool with respect to fiscal year 2011. The number of shares in the pool is determined by dividing (i) 10%

of the company’s operating income for fiscal year 2011 by (ii) the fair market value of company stock on the award date determined by the Committee, rounded up or down to the nearest 10 shares. The maximum portion of the pool that could be allocated to an executive was 40% for the CEO and 10% for each of the other named executive officers that are subject to Section 162(m). The aggregate restricted and deferred stock awards granted to these individuals may not exceed these amounts to preserve the deductibility of such awards under Section 162(m).

Incentive Awards

The Compensation Committee approved changes in the company’s incentive compensation plans to enhance alignment of compensation with the company’s operating plans and strategy. The changes link cash awards more directly with the achievement of annual operating plans and link equity awards more directly with the company’s stock price. The approved changes include:

1. The Committee approved a new method for determining company and division performance targets under the EVA Plan.

Beginning with fiscal year 2011, targets are proposed by the CEO and approved by the Committee based on the company’s annual operating plan. This change was implemented to align short-term financial incentives with execution of the company’s annual operating plan. Had it not been implemented, the company’s EVA performance factor for fiscal year 2011 would have been 1.42, the performance factor for the Engines Group would have been 1.71, and the performance factor for the Products Group would have been 0.66 . Prior to fiscal year 2011, annual EVA targets were determined by a formula stated in the plan. The formula averaged the past year’s target and actual EVA.

2. The Committee decided to eliminate the Bonus Bank from the EVA Plan. The bank was a mechanism that withheld from current awards any accrued cash award that was more than 20% above the target award and credited the withheld amount to the participant’s Bonus Bank account, which in later years could be debited if future EVA performance factors were negative or could be paid out to the participant. Bonus banks are very rare in the marketplace. Consequently, the Committee decided to eliminate the Bonus Bank to improve the competitiveness of the company’s incentive cash award program. In a related change, the Committee reduced the maximum annual cash award from 3x to 2x the target award and increased the minimum cash award to zero from negative 1x the target award.

3. The Committee approved excluding the impairment of goodwill from the calculation of actual EVA for fiscal year 2011. The action was taken because the goodwill impairment was a non-cash charge against the company’s net income and was attributable to acquisitions made in 2001 and 2004 rather than fiscal year 2011 operations. The pre-tax amount of the exclusion was $49.5 million. If the Committee had not made the exclusion, the company performance factor under the EVA Plan would have been 0.29 rather than 1.27. The exclusion had the effect of increasing the cash awards made to executives.

4. The Committee approved amending the EVA Plan for fiscal year 2012 and future years to simplify how EVA is calculated and link employees’ operating decisions more closely to EVA results. The amendments include (i) eliminating goodwill and cash in excess of $30 million from the definition of capital, (ii) setting the cost of capital at 10%, subject to adjustment up or down if the actual cost changes by 1% or more between years, (iii) replacing cash taxes with taxes using the company’s annual effective tax rate and conforming the plan document to the long-standing practice of excluding stock-based compensation expense from the calculation of net operating profit after taxes, (iv) allowing the Committee to set target cash awards based on a variety of factors including a participant’s position, performance and experience rather than just his or her title, and (v) expanding the list of extraordinary exclusions and adjustments that can be made under the plan to include restructuring charges and related amortization periods. If these amendments had been in effect when calculating EVA for fiscal year 2011, they would have improved the company’s EVA by $9.8 million from a negative $55.0 million to a negative $45.2 million.

5. With respect to equity awards, the Committee decided that the value of target awards made in August 2011 and in future years will be determined based on an executive’s position and comparator group data rather than target and actual cash awards, and will include performance shares in addition to restricted or deferred stock and stock options. Performance share awards were selected because they tie the value of the award to how well the company’s stock performs over three years compared to other companies. The company’s relative rank compared to a comparator group of companies at the end of the performance period is largely a function of the company’s operating results and the strength of investor expectations about the company.

The target number of performance shares awarded will be determined by dividing (i) the dollar amount of the participant’s performance share award by (ii) the fair market value of company stock on the date of grant. The final award will be determined by how well the company’s stock performs relative to a peer group of public companies over a three year performance period. The final award will equal the target if the company’s stock price after three years is at the 50th percentile of comparator group companies. The final award will be twice the target if the company’ stock price is at or above the 80th percentile of comparator group companies, and the final award will be zero if the company’s stock is below the 40th percentile after three years.

Companies were selected for the performance share comparator group by the Committee with assistance from Meridian Compensation Partners based on several considerations. These included a requirement that each company be a public company and that it be affected by many of the same external factors and operate under broadly similar economic and business circumstances as our company. The comparator group companies for performance shares are Actuant Corp., Baldor Electric Co., Black & Decker Corp., Clarcor Inc., Crane Co., Donaldson Co. Inc., Dover Corp., Enpro Industries Inc., Flowserve Corp., Gardner Denver Inc., Generace Holdings Inc., Idex Corp., Kennametal Inc., Lincoln Electric Holdings Inc., Makita Corp., Mueller Industries, Mueller Water Products Inc., Nordson Corp., Pall Corp., Pentair Corp., Polaris Industries, Inc., Snap-On Inc., SPX Corp., Stanley Black & Decker Inc., Timken Co., Toro Co., Valmont Industries Inc., Watts Water Technologies Inc. and Whirlpool Corp.

Stock Ownership Guidelines

The Compensation Committee reviewed the company’s stock ownership guidelines. Based on a study conducted by its compensation consultant Meridian Compensation Partners, the Committee and Board decided to modify the guidelines so that the CEO will be required to hold 5x his annual salary in company stock, and senior vice presidents will be required to hold 3x their annual salary in company stock. A copy of the new stock ownership guidelines is available in the Investor Relations section of the company’s website. All executives named in the Summary Compensation Table comply with the guidelines.

Compensation-Related Risk

The company’s internal audit staff conducted an annual assessment of the company’s compensation plans and practices with respect to risk and reviewed the assessment with the Compensation Committee. The assessment concluded that the company’s compensation plans and practices are not reasonably likely to have a material adverse effect on the company. The reasons for concluding that the company’s compensation plans and practices do not create material risk for the company include (i) use of company-wide performance targets aligned with the company’s operating plans and strategy, (ii) procedures for the review and approval of capital expenditures, (iii) risk mitigation mechanisms such as a combination of short-term and long-term incentives, premium priced stock options, grant dates occurring during open window periods, discretion by the Committee to reduce or eliminate awards up to the date they are made, stock ownership guidelines and clawback provisions, and (iv) administration by independent directors serving as members of the Committee.

COMPENSATION TABLES

The following table shows salaries, bonuses, incentive awards, changes in the value of retirement benefits, and other compensation relating to fiscal years 2009, 2010 and 2011 for the named executives.

SUMMARY COMPENSATION TABLE

Name & Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
T.J. Teske Chairman, Pres. & CEO	2011 2010 2009	$791,670 615,748 528,606	0 0 0	$1,223,520 676,517 197,078	$734,438 472,372 176,383	$1,005,421 1,219,147 253,731	$693,000 368,000 121,000	$130,791 87,225 41,937	$4,578,840 3,439,009 1,318,735

D.J. Rodgers Sr. Vice Pres. & CFO[1]	2011	370,833	0	194,975	139,960	282,575	51,000	39,798	1,079,141

T.R. Savage Sr. Vice Pres. – Corporate Development	2011 2010 2009	412,616 385,411 402,480	0 0 0	445,064 386,428 114,984	328,600 270,383 102,927	314,413 445,150 144,893	461,000 404,000 265,000	74,155 67,826 51,529	2,035,848 1,959,198 1,081,813

W.H. Reitman Sr. Vice Pres. – Business Develop. & Customer Support	2011 2010 2009	337,834 315,404 330,170	0 0 0	364,291 317,000 95,708	270,279 222,117 85,692	257,430 364,291 118,861	391,000 363,000 92,000	54,862 41,780 30,262	1,675,696 1,623,592 752,693

J.C. Wright Sr. Vice Pres. & Pres. Engines Gr.	2011 2010 2009	337,996 311,596 324,996	0 0 0	332,488 342,116 155,155	264,672 218,061 82,160	302,168 332,411 147,028	320,000 322,000 138,000	56,276 46,043 31,860	1,613,600 1,572,227 879,199

Columns (e) and (f): The reported amounts are the grant date values of the awards. The assumptions used in valuing 2011 stock options are stated on page 27 of this proxy statement. Assumptions used in valuing 2010 and 2009 stock options are stated on page 47 of the company’s Form 10-K. Stock awards made in 2009 include awards under the EVA Plan and the Powerful Solution Plan, which has been discontinued.

Column (h): The reported amounts include changes in the present value of pension benefits for the relevant fiscal year. Earnings on account balances in the company’s supplemental defined contribution plan are not included because the applicable interest rate is not above-market or preferential.

Column (i): Amounts include professional fees for financial advice, company matching contributions to 401(k) and nonqualified deferred compensation plans, premiums paid by the company for life insurance, dividends on restricted and deferred stock, and private use of the company plane by the CEO. Of these items, those exceeding $10,000 for fiscal year 2011 include company matching contributions of $49,296 for Mr. Teske, $12,881 for Mr. Rodgers, $15,299 for Mr. Savage, $10,130 for Mr. Reitman and $13,831 for Mr. Wright; life insurance premiums paid by the company totaling $26,800 for Mr. Savage, $12,350 for Mr. Reitman, and $11,700 for Mr. Wright; and dividends on restricted or deferred stock of $52,818 for Mr. Teske, $11,700 for Mr. Rodgers, $24,461 for Mr. Savage, $19,769 for Mr. Reitman, and $21,551 for Mr. Wright; and $11,717 for use of the company plane by Mr. Teske.

[1]	No data appears for Mr. Rodgers for fiscal years 2009 and 2010 because he was not a named executive officer.

All of the compensation paid to the named executives was calculated and paid pursuant to the company’s compensation and benefit plans rather than the company’s standard change of control agreement.

Cash and Stock Awards

The following tables show cash and stock awards made to the named executives for fiscal year 2011, their outstanding equity awards at the end of fiscal year 2011, and the gains attributable to stock options they exercised during fiscal year 2011. Executives were granted awards after the end of the fiscal year for which they were selected to participate in the EVA Plan. The company’s fiscal year 2011 financial statements include expenses associated with stock option awards granted in August 2010 and cash awards paid in August 2011. Expenses associated with restricted stock, deferred stock and performance share awards granted in August 2011 are included in the company’s financial statements beginning in fiscal year 2012.

Cash Award Calculations. The accrued bonus for a participant is calculated at the end of a fiscal year by multiplying the executive’s target bonus by performance factors. Thirty percent of the accrued bonus is the target bonus multiplied by the company performance factor. Seventy percent is the target bonus multiplied by an individual performance factor (with no more than 15% of the accrued bonus attributable to non-quantifiable individual performance factors).

The company performance factor is measured by comparing the company’s actual EVA for a fiscal year to the target EVA for the same year. For fiscal year 2011, target EVA was determined by the Compensation Committee based on the company’s annual operating plan in order to align short-term financial incentives with execution of the plan. For fiscal years 2009 and 2010, target EVA was the average of the target EVA for the prior year and actual EVA for the prior year. This methodology had been used since 1992 to determine each year’s target EVA. The methodology was objective and predictable, adjusted the target EVA each year based on actual financial results, and required that actual EVA achieve a threshold in order for target bonuses to be paid.

The individual performance factor for each participant is the weighted average of one or more quantifiable or non-quantifiable factors called supporting performance factors. The individual performance factor can be based on the company performance factor, or it can be based on division performance or other performance goals. Supporting performance factors are measured by an achievement percentage continuum that generally ranges from 0% to 150% of the individual goal to be achieved and is enumerated from 0.5 to 1.5 based on this range. If approved by the Compensation Committee, supporting performance factors do not have a ceiling if they are the same as the company performance factor or if they are based on the EVA of a division of the company.

Once an accrued bonus is calculated and approved by the Compensation Committee it is paid to the participant in August. However, there are two caps on the accrued bonus of each participant. One cap, stated in the EVA Plan, is 2x the participant’s target cash award. A second cap, stated in the Incentive Compensation Plan, is $3 million. For fiscal year 2010 and prior years, accrued bonuses were subject to Bonus Bank withholding when they exceeded target awards. Details concerning these provisions are located on page 22 of the 2010 proxy statement.

Stock Option Calculations. The grant date fair values of stock options were determined using the Black-Scholes model. The exercise price was 110% of the fair market value of the company’s common stock on the grant date, with the market price calculated at the reported closing sales price on the New York Stock Exchange on such dates. The assumptions made in the valuation of options granted in August 2010 include an exercise price of $19.877 per share, a fair market value of the stock on the grant date of $18.07, an option term of five years, an interest rate of 1.48%, a daily stock price volatility of 43.19%, and cumulative annual dividends of $0.44 per share based on the company’s most recent quarterly dividend of $0.11 per share. The options have a two-year exercise period that begins on the third anniversary of their grant date and expires on August 31 five years after their grant date.

Restricted/Deferred Stock Calculations. The number of shares for each award was calculated by dividing the executive’s bonus for the relevant fiscal year by the fair market value of the company’s common stock on the grant date of the award. Restricted and deferred stock vests five years after their grant date. The vesting date is not accelerated by early or regular retirement, except in extraordinary circumstances approved by the Compensation Committee. If an executive resigns his or her employment prior to the vesting date, the restricted or deferred stock is forfeited unless forfeiture is waived by the Committee. Cash dividends are paid on restricted stock during the vesting period. Holders of deferred stock awards are credited with additional shares of deferred stock in lieu of cash dividends.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2011

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name (a)	Selection Date (b)	Grant Date (c)	Threshold ($) (d)	Target ($) (e)	Maximum ($) (f)	Threshold ($) (g)	Target ($) (h)	Maximum ($) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Share) (k)	Grant Date Fair Value of Stock & Option Awards ($) (l)
T.J. Teske
Cash Award	8/11/10	8/23/11	0	1,005,421	2,010,842
Option Award	8/11/09	8/17/10							140,160	19.877	734,438
Stock Award	8/11/09	8/17/10				0	791,670	1,583,340			1,223,520
D.J. Rodgers
Cash Award	8/11/10	8/23/11	0	282,575	565,150
Option Award	8/11/09	8/17/10							26,710	19.877	139,960
Stock Award	8/11/09	8/17/10				0	222,500	445,000			194,975
T.R. Savage
Cash Award	8/11/10	8/23/11	0	314,413	628,826
Option Award	8/11/09	8/17/10							62,710	19.877	328,600
Stock Award	8/11/09	8/17/10				0	247,570	495,140			445,064
W.H. Reitman
Cash Award	8/11/10	8/23/11	0	257,430	514,860
Option Award	8/11/09	8/17/10							51,580	19.877	270,279
Stock Award	8/11/09	8/17/10				0	202,700	405,400			364,291
J.C. Wright
Cash Award	8/11/10	8/23/11	0	302,168	604,336
Option Award	8/11/09	8/17/10							50,510	19.877	264,672
Stock Award	8/11/09	8/17/10				0	202,798	405,596			332,488

Column (b): The Selection Date is the day when the Compensation Committee designated the executive as a participant in the EVA Plan.

Column (c): The Grant Date is the day after the end of a fiscal year when a cash award was paid to an executive, or stock options, restricted stock or deferred stock were issued to an executive.

Columns (d) thru (i): The Threshold is the cash or equity award the executive would have received if the performance factor had been 0. The Target is the cash or equity award the executive would have received if the performance factor had been 1. The Maximum is the cash or equity award the executive would have received if the performance factor had been 2 or more.

Columns (j) thru (l): Each named executive was issued stock options in August 2010 in an amount equal to his target bonus for the completed fiscal year 2010 and restricted or deferred stock in August 2010 in an amount equal to his actual bonus for the completed fiscal year 2010.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

	Option Awards				Stock Awards
Name (a)	No. of Securities Underlying Unexercised Options Exercisable (#) (b)	No. of Securities Underlying Unexercised Options Unexercisable (#) (c)	Option Exercise Price ($/Share) (d)	Option Expiration Date (e)	No. of Shares or Units of Stock That Have Not Vested (#) (f)	Market Value of Shares or Units of Stock That Have Not Vested ($) (g)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested (#)(h)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (i)
T.J. Teske	22,780		$30.440	8/15/13	14,620	$298,540	41,060	$838,445
	55,600		36.680	8/13/14	37,710	770,038
	59,570		29.865	8/15/11	67,710	1,382,638
	70,680		30.811	8/31/12
		91,390	14.828	8/31/13
		93,170	19.734	8/31/14
		140,160	19.877	8/31/15

D.J. Rodgers		22,110	14.828	8/31/13	3,000	61,260	9,270	189,293
		22,110	19.734	8/31/14	3,540	72,287
		26,710	19.877	8/31/15	9,260	189,089
					10,790	220,332

T.R. Savage	46,420		30.440	8/15/13	8,530	174,183	6,900	140,898
	83,700		36.680	8/13/14	21,540	439,847
	37,990		29.865	8/15/11	24,630	502,945
	41,240		30.811	8/31/12
		53,330	14.828	8/31/13
		53,330	19.734	8/31/14
		62,710	19.877	8/31/15

W.H. Reitman	31,960		30.440	8/15/13	7,100	144,982	4,520	92,298
	38,040		36.680	8/13/14	17,670	360,821
	22,570		29.865	8/15/11	20,160	411,667
	34,750		30.811	8/31/12
		44,400	14.828	8/31/13
		43,810	19.734	8/31/14
		51,580	19.877	8/31/15

J.C. Wright	30,560		30.440	8/15/13	11,510	235,034	6,660	135,997
	28,840		36.680	8/13/14	19,070	389,409
	20,500		29.865	8/15/11	18,400	375,728
	32,010		30.811	8/31/12
		42,570	14.828	8/31/13
		43,010	19.734	8/31/14
		50,510	19.877	8/31/15

Column (b): Options that expire in 2013 vested on August 15, 2006; options that expire in 2014 vested on August 13, 2007; options that expire in 2011 vested on August 15, 2009; and options that expire in 2012 vested on August 14, 2010.

Column (c): Options that expire in 2013 vested on August 19, 2011; options that expire in 2014 will vest on August 18, 2012; and options that expire in 2015 will vest on August 17, 2013.

Column (f): The unvested restricted award for 3,000 shares for Mr. Rodgers was granted on August 14, 2007 and will expire on August 14, 2012. All other restricted and deferred stock awards to named executives were granted, in descending order as shown in the table, on August 19, 2008, August 18, 2009 and August 17, 2010 and will vest on August 19, 2013, August 18, 2014 and August 17, 2015 respectively.

Column (g): Based on the $20.42 per share closing price of a share of the company’s common stock as of the last business day of fiscal year 2011.

Column (h) and (i): The amounts in these columns are the awards that the executive received in August 2011 in restricted or deferred stock under the Incentive Compensation Plan based on the $20.42 per share closing price of a share of the company’s common stock as of the last business day of fiscal year 2011.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2011

	Option Awards		Stock Awards
Name (a)	No. of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	No. of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
T.J. Teske	0	0	4,155	$72,131
D.J. Rodgers	0	0	0	0
T.R. Savage	0	0	3,662	63,572
W.H. Reitman	0	0	2,046	35,519
J.C. Wright	0	0	1,323	22,967

Pensions and Other Benefits

The company provides officers with pension benefits under a defined benefit retirement plan and a supplemental retirement plan. The present value of these benefits and certain other information for each named executive is shown in the following table.

PENSION BENEFITS FOR FISCAL YEAR 2011

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
T.J. Teske	B&S Retirement Plan		$300,000
	B&S Supplemental Executive Retirement Plan		1,305,000

	Total	15.10	1,605,000	0

D.J. Rodgers	B&S Retirement Plan		65,000
	B&S Supplemental Executive Retirement Plan		62,000

	Total	4.61	127,000	0

T.R. Savage	B&S Retirement Plan		915,000
	B&S Supplemental Executive Retirement Plan		1,860,000

	Total	19.31	2,775,000	0

W.H. Reitman	B&S Retirement Plan		586,000
	B&S Supplemental Executive Retirement Plan		842,000

	Total	18.39	1,428,000	0

J.C. Wright	B&S Retirement Plan		417,000
	B&S Supplemental Executive Retirement Plan		705,000

	Total	16.61	1,122,000	0

The amounts in the preceding table show the present value of accumulated benefits as of July 1, 2011. The amounts were calculated using RP2000 male mortality rates and a discount rate of 5.35%. Material assumptions used in determining values include that the beneficiaries receive life only annuities at the earliest age at which unreduced benefits are payable (age 62 or 30 years of service), and that no beneficiary dies prior to retirement. For more detailed information about this calculation see the Pensions and Other Benefits section of the Compensation Discussion and Analysis.

Messrs. Savage and Reitman are eligible for early retirement under the company’s Retirement Plan and Supplemental Executive Retirement Plan. Early retirement is available to employees who reach age 55 with 10 or more years of service with the company, or who have 30 years of service with the company. If an employee retires between the age of 55 and 62, there is a 4% reduction per year in his or her retirement benefit until age 62. If an employee retires before age 55 with 30 years of service, there is no reduction in the retirement benefit, and such retiree is eligible to continue medical coverage for up to 10 years but not beyond age 65 as long as the retiree pays the same premiums as active employees.

*  *  *  *  *

The following table shows contributions and earnings during fiscal year 2011 and fiscal year-end balances in the company’s nonqualified deferred compensation plan for each named executive. An executive may defer under the plan up to 75% of his or her salary and bonus, reduced by any deferrals under the company’s 401(k) plan. Company contributions to a participant’s account are described in the Pensions and Other Benefits section of the Compensation Discussion and Analysis. Distributions are made in a single lump sum or 10 annual installments beginning on the later of a participant’s retirement or age 62.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2011

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year ($) (c)	Aggregate Earnings in Last Fiscal Year ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (f)
T.J. Teske	$93,125	$49,296	$8,051	$0	$449,256
D.J. Rodgers	39,338	12,881	1,032	0	80,028
T.R. Savage	45,426	15,299	12,900	0	554,871
W.H. Reitman	26,112	10,130	4,130	0	197,766
J.C. Wright	49,317	13,831	6,243	0	303,148

Column (b): Amounts reported as executive contributions are included in the Salary column of the Summary Compensation Table. These amounts include the following contributions by the executive related to compensation earned in fiscal year 2011 and deferred subsequent to the end of fiscal year 2011: Mr. Teske $60,325, Mr. Rodgers $16,955, Mr. Savage $18,865, Mr. Reitman $15,446, and Mr. Wright $30,217.

Column (c): The company contributed an amount equal to 100% of the executive’s first 1% of contributions of salary and 50% of the executive’s next 5% of contributions of salary. Amounts reported as Registrant Contributions are included in the Other Compensation column of the Summary Compensation Table. These amounts include the following contributions by the company related to compensation earned in fiscal year 2011 and paid subsequent to the end of fiscal year 2011: Mr. Teske $30,163, Mr. Rodgers $8,477, Mr. Savage $9,432, Mr. Reitman $7,723, and Mr. Wright $10,576.

Columns (e) and (f): Account balances accrued interest daily at a rate equal to 80% of the US Bank prime lending rate. The aggregate balances and distributions include the following amounts that were previously reported as compensation for the named executives in the Summary Compensation Table for previous years: Mr. Teske $249,212, Mr. Rodgers $0, Mr. Savage $399,074, Mr. Reitman $75,408, and Mr. Wright $77,491.

AGREEMENTS WITH EXECUTIVES

The company has entered into employment agreements and change of control agreements with each of the executives named in the Summary Compensation Table. The principal terms of these agreements are described in the Compensation Discussion and Analysis section of this proxy statement.

Assuming the executives named in the Summary Compensation Table were terminated other than for cause on July 1, 2011 (the last business day of fiscal year 2011), each executive would have been entitled under his employment agreement to continue to receive a base salary through December 31, 2012 and the same medical plan coverage that would have been available to other salaried employees. The aggregate amount of the salary continuation payments that would have been made to each executive are: Mr. Teske $1,200,000, Mr. Rodgers $562,500, Mr. Savage $621,000, Mr. Reitman $508,500 and Mr. Wright $510,000. The value of continued medical plan coverage for each executive would be $28,035.

The employment agreements terminate upon an executive’s death or disability. In the event of an officer’s disability, the officer will continue to receive compensation for six months following termination, reduced by any disability payments which the officer is entitled to receive. The payments that would have been made to each executive, assuming a termination for disability on July 1, 2011, are as follows: Mr. Teske $400,000, Mr. Rodgers $187,500, Mr. Savage $207,000, Mr. Reitman $169,500 and Mr. Wright $170,000.

The executives are not entitled to a death benefit under their employment agreements, but the company’s executive life insurance program provides life insurance equal to two times the executive’s annual base salary if the executive dies while employed by the company and $400,000 when the executive dies after retirement. The death benefits that would have been paid with respect to each executive, assuming the executive died on July 1, 2011, are as follows: Mr. Teske $1,600,000, Mr. Rodgers $750,000, Mr. Savage $828,000, Mr. Reitman $678,000 and Mr. Wright $680,000.

An executive’s termination of employment due to death or disability results in the immediate vesting of all stock options, restricted stock and deferred stock. Restricted stock and deferred stock are not forfeited in the event of an executive’s retirement, but continue to vest in accordance with the terms of the grants to which they relate. An executive who retires may request that the Compensation Committee vest the executive’s options upon retirement, and such a request is normally granted. The value of the unvested stock options, restricted stock and deferred stock for each executive as of July 1, 2011 was Mr. Teske $3,013,339, Mr. Rodgers $676,773, Mr. Savage $1,441,018, Mr. Reitman $1,186,873 and Mr. Wright $1,258,141, based upon the same assumptions used to calculate change in control payments.

If the change of control agreements had become effective on July 1, 2011, the officers named in the Summary Compensation Table would have been entitled to receive the following amounts:

CHANGE IN CONTROL PAYMENTS

Name	Severance Payment	Pension Enhancements	Outplacement Services	Tax Gross-Up	Early Stock Vesting	Other Benefits	Total
T.J. Teske	$4,069,964	$319,000	$12,000	$3,441,629	$3,013,339	$389,838	$11,245,770
D.J. Rodgers	1,433,675	83,000	12,000	1,053,090	676,773	155,364	3,413,902
T.R. Savage	1,947,043	431,000	12,000	1,750,049	1,441,018	215,097	5,796,207
W.H. Reitman	1,595,902	233,000	12,000	1,377,224	1,186,873	164,424	4,569,423
J.C. Wright	1,654,579	205,000	12,000	1,453,473	1,258,141	173,247	4,756,440

The Pension Enhancements values in the preceding table show the increase in the present value of each named executive’s accumulated retirement benefit under the company’s non-qualified retirement plan if a defined change of control had occurred on July 1, 2011. The valuation assumes a three-year addition to each executive’s credited years of service, survival of each executive until he reaches the earlier of age 62 or 30 years of service, and payment of a life-only annuity. The valuation is based on male mortality tables for 2000 and a discount rate of 5.30%.

In the Early Stock Vesting column the value of accelerating the exercise date of stock options was determined for options that were not exercisable on July 1, 2011 but were in the money on that date. The number of such options was multiplied by the difference between the market price of the stock on July 1, 2011 and the exercise price of the options. The value of accelerating the vesting date of restricted and deferred stock was calculated by multiplying the number of such shares that were subject to restrictions on July 1, 2011 by the fair market value of the company’s common stock on that date.

The amounts in the Other Benefits column consist of the following for each of the executives named in the Summary Compensation Table:

Name	Deferred Compensation	Life Insurance	Financial Planning	Medical Insurance	Company Plane (a)	Total
T.J. Teske	$173,613	$25,155	$15,000	$56,070	$120,000	$389,838
D.J. Rodgers	65,394	18,900	15,000	56,070	0	155,364
T.R. Savage	63,627	80,400	15,000	56,070	0	215,097
W.R. Reitman	56,304	37,050	15,000	56,070	0	164,424
J.C. Wright	67,077	35,100	15,000	56,070	0	173,247

(a) The Compensation Committee has authorized Mr. Teske as CEO to use the company plane for private use up to 20 hours per calendar year. The purpose of the authorization is to permit Mr. Teske to spend time on company-related business that he would otherwise spend in transit for personal business or vacation. A similar policy applied to Mr. Shiely while he was CEO. The amount listed in the table represents the estimated incremental cost to the company for three years of benefits under this policy. The estimated cost was derived by multiplying 20 hours/year of plane use by $2,000/hour to cover the cost of fuel, oil and maintenance.

IV. OTHER MATTERS

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of three nonemployee directors. The Committee acts under a written charter adopted by the Board of Directors, which is available on the company’s website. The Board has determined that each member of the Committee is independent under the rules of the U.S. Securities and Exchange Commission (“SEC”) and the New York Stock Exchange, and is an audit committee financial expert under SEC rules.

Management has the primary responsibility for the financial statements, the reporting process and assurance for the adequacy of controls. Briggs & Stratton’s independent auditors are responsible for expressing an opinion on the conformity of the company’s audited financial statements to accounting principles generally accepted in the U.S., and expressing an opinion as to whether the company has maintained effective internal control over financial reporting and whether those controls are effective. The Audit Committee is responsible for monitoring and overseeing these processes on behalf of the Board of Directors.

In this context, the Audit Committee has reviewed and discussed the company’s audited financial statements with management and PricewaterhouseCoopers LLP (“PWC”), the company’s independent auditors. The Audit Committee has discussed with PWC the matters related to the conduct of the audit required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and SEC Regulation S-X, Rule 2-07, “Communication with Audit Committees.” The Audit Committee also discussed with PWC the quality and adequacy of the company’s internal controls, especially those related to financial reporting. In addition, the Audit Committee received from PWC the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communication with the Audit Committee concerning independence, and discussed with them matters relating to their independence.

The Audit Committee has discussed with the company’s internal audit director his evaluation of the company’s internal accounting controls and the overall quality of the company’s financial reporting.

In reliance on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended July 3, 2011 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors.

Robert J. O’Toole, Chairman

Patricia L. Kampling

Brian C. Walker

INDEPENDENT AUDITORS’ FEES

Briggs & Stratton retained PricewaterhouseCoopers LLP to provide audit services for fiscal year 2011 and 2010. The firm billed the following fees for the respective periods:

	2011	2010
Audit Fees	$1,017,000	$915,700
Audit-Related Fees	83,000	13,000
Tax Fees	137,000	118,900
All Other Fees	—	—

Total Fees	$1,237,000	$1,047,600

The 2011 and 2010 Audit-Related Fees are for an agreed-upon procedures report related to required reporting to the Wisconsin Department of Natural Resources, and the review of accounting research performed by the company. The 2011 Audit-Related Fees also include an amount related to the refinancing of the company’s senior notes. Tax Fees for 2011 and 2010 include fees for tax compliance reviews and the preparation of tax returns. The Audit Committee has considered whether the independent auditors’ provision of services other than audit services is compatible with maintaining auditor independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table presents the names of persons known to Briggs & Stratton to be the beneficial owners of more than 5% of the outstanding shares of its common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc.	5,919,329	(a)	11.7%
40 East 52nd Street
New York, NY 10022

Dimensional Fund Advisors LP	2,685,716	(b)	5.3%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746

FMR LLC	5,644,399	(c)	11.2%
82 Devonshire Street
Boston, MA 02109

Levin Capital Strategies, L.P.	3,238,482	(d)	6.4%
595 Madison Avenue, 17th Floor
New York, NY 10022

The Vanguard Group, Inc.	2,784,428	(e)	5.5%
100 Vanguard Blvd.
Malvern, PA 19355

(a)	BlackRock, Inc. reports that as of December 31, 2010 it had sole voting and dispositive power with respect to 5,919,329 shares.
(b)	Dimensional Fund Advisors LP reports that as of December 31, 2010 it had sole voting power with respect to 2,593,090 shares and dispositive power with respect to 2,685,716 shares.
(c)	FMR LLC reports that as of December 31, 2010 it had sole dispositive power with respect to 5,644,399 shares.
(d)	Levin Capital Strategies, L.P. Reported on a Schedule 13-G dated as of August 23, 2011, it had sole voting and dispositive power with respect to 327,769 shares, shared voting power with respect to 1,959,162 shares and shared dispositive power with respect to 3,238,482 shares.
(e)	The Vanguard Group, Inc., reports that as of December 31, 2010 it had sole voting power with respect to 72,459 shares and sole dispositive power with respect to 2,711,969 shares and shared dispositive power with respect to 72,459 shares.

Amounts for 5% shareholders are reporting as of the date such shareholders reported such holdings in filings under the Securities Exchange Act of 1934 unless more recent information was provided. Beneficial ownership is determined in accordance with SEC Rule 13d-3 for purposes of this Proxy Statement. It is not necessarily to be construed as beneficial ownership for other purposes.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of shares of common stock of Briggs & Stratton by each director, the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group as of August 22, 2011.

				Nature of Beneficial Ownership
Directors and Executive Officers	Number of Shares Beneficially Owned		Percent of Class	Sole Voting and Investment Power	Shared Voting and Investment Power	Sole Voting Power Only
William F. Achtmeyer	36,130	(a)(b)	*	36,130	0	0
Michael E. Batten	46,037	(a)(b)	*	46,037	0	0
James E. Humphrey	5,091		*	5,091	0	0
Patricia L. Kampling	5,091		*	5,091	0	0
Keith R. McLoughlin	24,121	(a)(b)	*	24,121	0	0
Robert J. O’Toole	47,265	(a)(b)	*	47,265	0	0
William H. Reitman	203,312	(a)	*	153,862	0	49,450	(e)
David J. Rodgers	158,223	(a)(c)	*	22,363	100,000	35,860	(e)
Thomas R. Savage	259,891	(a)(f)	*	244,856	0	15,035	(e)
Charles I. Story	45,199	(a)(b)	*	44,165	1,034	0
Todd J. Teske	1,021,684	(a)(d)	2.0	260,584	600,000	161,100	(e)
Brian C. Walker	42,114	(a)(b)	*	42,114	0	0
Joseph C. Wright	192,858	(a)	*	137,218	0	55,640	(e)
All directors and executive officers as a group (18 persons including the above named persons)	2,500,165	(a)(b)(c)	4.9
		(d)(e)(f)

*	Less than 1%.
(a)	Includes shares issuable pursuant to stock options exercisable within 60 days for Mr. Achtmeyer 14,000 shares, Mr. Batten 18,000 shares, Mr. McLoughlin 4,000 shares, Mr. O’Toole 18,000 shares, Mr. Reitman 149,150 shares, Mr. Rodgers 22,110, Mr. Savage 224,690 shares, Mr. Story 18,000 shares, Mr. Teske 240,450 shares, Mr. Walker 18,000 shares, Mr. Wright 133,980 shares and all directors and executive officers as a group 1,144,570 shares.
(b)	Includes deferred shares and common share units acquired through deferral of director fees under the Deferred Compensation Plan for the following Directors: Messrs. Achtmeyer 19,721 deferred shares, Batten 21,862 deferred shares, Humphrey 5,091 deferred shares, McLoughlin 19,721 deferred shares, O’Toole 23,665 deferred shares, Story 21,375 deferred shares, Walker 21,714 deferred shares and Ms. Kampling 5,091 deferred shares.
(c)	Includes 100,000 shares in the Briggs & Stratton Retirement Plan. Mr. Rodgers shares beneficial ownership of these shares through joint voting and investment power.
(d)	Includes 600,000 shares in the Briggs & Stratton Corporation Foundation, Inc. Mr. Teske shares beneficial ownership through joint voting and investment power.

(e)	Certain executive officers hold shares of restricted stock (included in the table above) over which the holders have sole voting but no investment power as indicated: Mr. Reitman 49,450 shares, Mr. Rodgers 35,860 shares, Mr. Savage 15,035 shares, Mr. Teske 161,100 shares, Mr. Wright 55,640 shares, and all directors and executive officers as a group 431,095 shares.
(f)	Certain executive officers also hold deferred shares of the company common stock under the company’s Incentive Compensation Plan as indicated: Mr. Savage 48,005 shares and all directors and executive officers as a group 223,307 shares. Deferred shares are intended to reflect the performance of company common stock and are payable in common stock, but these shares have no voting rights and are not included in the number of shares reflected in the “Number of Shares Beneficially Owned” column in the table above. The company lists them in this footnote because they represent an additional economic interest in the officers tied to the performance of company common stock.

This beneficial ownership information is based on information furnished by the directors and executive officers. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 for purposes of this proxy statement. It is not necessarily to be construed as beneficial ownership for other purposes.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Briggs & Stratton directors, certain officers, and persons who beneficially own more than 10% of Briggs & Stratton common stock to file reports of their ownership of Briggs & Stratton common stock and of changes in such ownership with the U.S. Securities and Exchange Commission. Based on the information provided by the reporting persons, all applicable reporting requirements for fiscal year 2011 were accomplished in a timely manner.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives aggregate information under all equity compensation plans of Briggs & Stratton as of July 3, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in 1st column)
Equity compensation plans approved by security holders	5,833,974	(1)	$26.38	5,541,317	(2)

Equity compensation plans not approved by security holders	—		n/a	—

Total	5,833,974		$26.38	5,541,317

(1)	Represents options, restricted stock and deferred stock granted under Briggs & Stratton’s Stock Incentive Plan and Incentive Compensation Plan. Of this amount, 1,590,120 were awarded under the Briggs & Stratton Stock Incentive Plan, which terminated effective October 29, 2004. The remaining 4,243,854 awards were granted under the Briggs & Stratton Incentive Compensation Plan, which was approved by shareholders on October 29, 2004 and on October 21, 2009.
(2)	Represents securities available for future issuance under the Briggs & Stratton Incentive Compensation Plan. Under the Briggs & Stratton Stock Incentive Plan, no securities remain available for future issuance.

ANNUAL REPORT TO THE SECURITIES AND EXCHANGE

COMMISSION ON FORM 10-K

Briggs & Stratton is required to file an annual report on Form 10-K with the Securities and Exchange Commission. A copy of Form 10-K for the fiscal year ended July 3, 2011 accompanies this proxy statement. Requests for additional copies should be directed to Carole Ford, Shareholder Relations, Briggs & Stratton Corporation, P.O. Box 702, Milwaukee, Wisconsin 53201.

SHAREHOLDER PROPOSALS

Proposals that shareholders intend to present at the 2012 annual meeting must be received at Briggs & Stratton’s principal executive offices no earlier than July 1, 2012 and no later than July 26, 2012, in order to be presented at the meeting and must be in accordance with the requirements of the Bylaws of Briggs & Stratton. Shareholder proposals must be received by May 12, 2012 to be considered for inclusion in the proxy material for that meeting under the SEC’s proxy rules.

BY ORDER OF THE BOARD OF DIRECTORS

BRIGGS & STRATTON CORPORATION

Robert F. Heath, Secretary

Wauwatosa, Wisconsin

September 9, 2011

BRIGGS & STRATTON CORPORATION P.O. BOX 702 MILWAUKEE, WI 53201-0702

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THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND  DATED.

BRIGGS & STRATTON CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees:
01) Michael E. Batten
02) Keith R. McLoughlin
03) Brian C. Walker

The Board of Directors recommends you vote FOR the following proposals:				For	Against	Abstain

2.	Ratify PricewaterhouseCoopers LLP as the company’s independent auditor.			☐	☐	☐

3.	Approve, by non-binding vote, executive compensation.			☐	☐	☐

The Board of Directors recommends you vote 1 year on the following proposal:			1 Year	2 Years	3 Years	Abstain

4.	Recommend, by non-binding vote, the frequency of executive compensation votes.		☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

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M38004-Z56414-P16150

BRIGGS & STRATTON CORPORATION

PROXY/VOTING INSTRUCTIONS FOR ANNUAL MEETING

OF SHAREHOLDERS - OCTOBER 19, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints each of TODD J. TESKE and ROBERT F. HEATH, with power of substitution, attorneys and proxies, to vote all shares votable by the undersigned at the shareholders’ annual meeting of Briggs & Stratton Corporation and at any adjournments. The meeting will be held in Auburn, AL on October 19, 2011 at 9:00 AM Central Daylight Time. My voting directions are on the reverse side of this proxy. I revoke any proxy previously given.

This proxy, when properly executed, will be voted in the manner directed. If no direction is made, the proxy will be voted by the proxies named “FOR” proposals 1, 2 and 3, for “1 year” for proposal 4 and in their discretion on any other matters properly brought to a shareholder vote at the meeting.

If the undersigned holds Briggs & Stratton shares in Briggs & Stratton Corporation’s 401(k) Plans or Dividend Reinvestment Plan, this proxy constitutes voting instructions for any shares so held.

(Continued and to be signed on reverse side)